Exhibit 99.1

FOR IMMEDIATE RELEASE

January 29, 2010

Contacts:                         Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA STATE BANK ACQUIRES SUBSTANTIALLY ALL OF THE DEPOSITS

AND ASSETS OF AMERICAN MARINE BANK,

BAINBRIDGE ISLAND, WASHINGTON

TACOMA, Washington, January 29, 2010 — Columbia Banking System, Inc. (NASDAQ: COLB) today announced its wholly owned subsidiary, Columbia State Bank, has acquired substantially all of the deposits and assets of American Marine Bank from the Federal Deposit Insurance Corporation (FDIC), which was appointed receiver of the institution. No holding company assets or liabilities were acquired by Columbia State Bank in the transaction.

“We warmly welcome former American Marine Bank customers into our network of 73 Columbia Bank branches in Washington and Oregon,” said Melanie J. Dressel, President and Chief Executive Officer, Columbia Banking System. “While branches will open under new ownership, customers will be able to bank as usual during regular business hours and their deposits are safe, accessible and remain FDIC insured to the maximum provided by law. We anticipate a smooth transition, and look forward to working with the American Marine team, who have served their community so well.”

Columbia Banking System will acquire approximately $350 million in assets and approximately $270 million in deposits located in 11 branches, enhancing our presence on the Western Puget Sound. American

Marine’s loan portfolio of approximately $250 million will be subject to a loss-sharing agreement with the FDIC. In addition, as part of this acquisition, Columbia Bank received regulatory approval to exercise trust powers and will continue to operate the Trust and Wealth Management Division of American Marine Bank.

Columbia Bank participated in a competitive bid process, whereby it agreed to assume all non-brokered deposits and nearly all of the assets of American Marine Bank. The accepted bid included a 1% deposit premium on non-brokered deposits and a negative bid of $23.0 million on net assets acquired. Together with the recently announced Columbia River Bank acquisition, this transaction will bring total assets to approximately $4.5 billion.

###

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia State Bank, a Washington state-chartered full-service commercial bank which was awarded second place in the large employer category by Seattle Business Magazine’s “100 Best Companies to Work For 2009”. With the January 22, 2010 FDIC-assisted acquisition of Columbia River Bank, Columbia Banking System has 73 banking offices in ten counties in Washington State, and eleven counties in Oregon. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita and Tillamook in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of our style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in our filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local and national economic conditions are less favorable than expected or have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets; (2) a continued decline in the housing/real estate market; (3) changes in interest rates significantly reduce interest margins and negatively affect funding sources; (4) deterioration of credit quality that could, among other things, increase defaults and delinquency risks in the Banks’ loan portfolios (5) projected business increases following strategic expansion activities are lower than expected; (6) competitive pressure among financial institutions increases significantly; (7) legislation or regulatory requirements or changes adversely affect the businesses in which we are engaged; and (8) our ability to realize the efficiencies we expect to receive from our investments in personnel, acquisitions and infrastructure